Exhibit 23(a)


                      CONSENT OF INDEPENDENT ACCOUNTANTS
                      ----------------------------------

We hereby consent to the use in this Registration Statement on Form S-1 of TXU Eastern Funding Company, TXU Europe Limited (formerly known as TXU Eastern Holdings Limited) and Subsidiaries, TXU Europe Capital I, and TXU Europe Funding I, L.P. of our reports (i) dated June 30, 1999 relating to the financial statements of TXU Europe Limited (formerly known as TXU Eastern Holdings Limited) and Subsidiaries; (ii) dated April 26, 1999 relating to the financial statements of Eastern Group plc; and (iii) dated April 26, 1999 relating to the financial statements of Energy Group Overseas BV, which appear in such Registration Statement. We also consent to the references to us under the headings "Experts" and "Selected Financial Information" in such Registration Statement.


/s/ PricewaterhouseCoopers

PricewaterhouseCoopers
London, England
February 11, 2000